                                                                    EXHIBIT 10.2

                       COMPREHENSIVE SETTLEMENT AGREEMENT

            This Comprehensive Settlement Agreement (the "Agreement") is entered into as of the 25th day of January 2005 (the "Execution Date") by and among (1) ATX Communications, Inc., and each of its direct and indirect subsidiaries identified in Attachment 1 to this Agreement (the "January 15 Debtors"), and CoreComm Maryland, Inc. ("CoreComm MD"; collectively, with the January 15 Debtors, the "Debtors," both before and after the Effective Date of any Plan);
(2) Leucadia National Corporation ("Leucadia"), in its capacity as a secured and unsecured creditor of the Debtors; and (3) Verizon Communications Inc. and its following direct or indirect wholly-owned subsidiaries: GTE Midwest Incorporated (d/b/a Verizon Midwest), GTE Southwest Incorporated (d/b/a Verizon Southwest), Verizon California Inc., Verizon Delaware Inc., Verizon Florida Inc., Verizon Hawaii Inc., Verizon Maryland Inc., Verizon New England Inc. (d/b/a Verizon New Hampshire, Verizon Maine, Verizon Massachusetts, Verizon Rhode Island, and Verizon Vermont), Verizon New Jersey Inc., Verizon New York Inc., Verizon North Inc., Verizon Northwest Inc., Verizon Pennsylvania Inc., Verizon South Inc., Verizon Virginia Inc., Verizon Washington, DC Inc., Verizon West Virginia Inc., Verizon Services Corp., Telesector Resources Group, Inc. (d/b/a Verizon Services Group), Verizon West Coast Inc., Contel of the South, Inc. (d/b/a Verizon Mid-States, Verizon North Systems and Verizon South Systems), Contel of Minnesota, Inc. (d/b/a Verizon Minnesota), GTE Arkansas Incorporated (d/b/a Verizon Arkansas), and all other wholly-owned operating telephone subsidiaries of Verizon Communications Inc., if any (individually and collectively, along with Verizon Communications Inc., "Verizon," and together with the Debtors, the "Parties;" each of Verizon and the Debtors, a "Party").

            WHEREAS, on January 15, 2004, the January 15 Debtors filed petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), and on March 10, 2004, CoreComm MD also filed a voluntary petition in the Bankruptcy Court under chapter 11 of the Bankruptcy Code (January 15, 2004 for the January 15 Debtors, and March 10, 2004 for CoreComm MD, the "Petition Date"), commencing the cases jointly administered under Case No. 04-10214 (the "Chapter 11 Cases").

            WHEREAS, the Debtors continue to operate their businesses and properties as debtors in possession under Sections 1107(a) and 1108 of the Bankruptcy Code.

            WHEREAS, the Debtors and Verizon were, as of the Petition Date, and continue as of the Execution Date, to be parties to certain interconnection agreements and other contracts and arrangements provided under tariffs (collectively, together with any such agreements that the Parties may enter into after the Execution Date and before the Effective Date (as defined below), the "Verizon Agreements"), pursuant to which Verizon provides services and furnishes facilities to or for the benefit of one or more of the Debtors (collectively, all such services and facilities rendered to or for the benefit of any or all of the Debtors under the Verizon Agreements, any other agreement, tariff or otherwise, the "Services").

            WHEREAS, by an Order dated July 19, 2004 entered in the Chapter 11 Cases, the Bankruptcy Court approved that certain Stipulation and Order for Adequate Assurance of Payment to the Operating Telephone Company Subsidiaries of Verizon Communications Inc. Under 11 U.S.C. Section 366 (the "Adequate Assurance Stipulation"), pursuant to which, among other things, (a) the Debtors agreed to make weekly prepayments in the sum of $1,361,538.46, with such amount to be adjusted as provided in the Adequate Assurance Stipulation (as and to the extent so adjusted, the "Prepayment Amount"), to Verizon for Services provided by Verizon to the Debtors after the Petition Date, subject to periodic reconciliations of such prepaid amounts to actual billed amounts under the true-up procedures specified in the Adequate Assurance Stipulation (the "Stipulation Reconciliation Procedures") and (b) the Debtors, with Leucadia's consent, granted to Verizon, to secure the payment by the Debtors of any and all charges owing to Verizon for Services provided by Verizon on or after the Petition Date, a first-priority security interest in and lien on all receivables (and the products and proceeds thereof), whenever arising, of any and all of the Debtors that are derived from, arise out of, would not exist but for, or otherwise relate to any Services, as well as a security interest and lien in all additional property of the Debtors (as more fully defined in and subject to the terms of the Adequate Assurance Stipulation, the "Verizon Lien and Security Interest").

            WHEREAS, on or about May 24, 2004, Verizon filed proofs of claim in the Chapter 11 Cases of each of the Debtors, asserting claims against the Debtors arising prior to the Petition Date in the amount of $58,333,468.08 plus such additional amounts as described therein (collectively, the "Proof of Claim").

            WHEREAS, Leucadia asserts approximately $170,000,000.00 in claims arising prior to the Petition Date and owing by the Debtors, which debt Leucadia asserts is secured by a lien on substantially all assets of the Debtors (the "Leucadia Claim").

            WHEREAS, Leucadia has agreed, following the Petition Date, to provide up to $5,000,000.00 in administrative priority, secured debtor-in-possession financing to the Debtors, and the Bankruptcy Court has entered its order authorizing the Debtors to enter into the debtor-in-possession financing arrangement with Leucadia (the "DIP Facility").

            WHEREAS, the Debtors, with the support of Leucadia, intend to propose a plan (or plans) of reorganization for the Debtors in the Chapter 11 Cases under which, among other things, the existing equity in the Debtors will be cancelled, all or substantially all of the equity in the Debtors will be issued to Leucadia in satisfaction of the Leucadia Claim, and Leucadia will control the board of directors of the Debtors and actively supervise the management and operation of the Debtors after the Effective Date (the "Plan").

            WHEREAS, Verizon contends that there are substantial defaults under the Verizon Agreements that the Debtors are required to cure under Section 365 of the Bankruptcy Code in order to assume all of the Verizon Agreements, including, without limitation, payment in full of the amounts set forth in the Proof of Claim.

            WHEREAS, the Debtors' ability to maintain uninterrupted access to Verizon's Services is essential to the Debtors' ongoing operations, and the Debtors lack the cash and other assets to pay in full and thereby cure all the defaults that Verizon contends exist under the Verizon Agreements.

            WHEREAS, the Debtors and Verizon are presently engaged in litigation before the United States District Court for the District of Delaware (as more particularly identified below) and the Superior Court of the Commonwealth of Massachusetts (as more particularly identified below) with respect to, among other things, amounts that Verizon asserts the Debtors owe Verizon for Services rendered prior to the Petition Date (the "Prepetition Charges"), both of which cases have been stayed as a result of the Chapter 11 Cases.

            WHEREAS, after extensive discussions and negotiations, and mindful of the fact that litigation is costly, time consuming, burdensome and fraught with uncertainties, the Parties have determined that they wish to fully, finally and forever compromise and settle any and all litigation and other claims and disputes between them in connection with, arising out of, and/or relating to (among other things) the Prepetition Charges and the Proof of Claim, all pursuant and subject to the terms and conditions of this Agreement.

            WHEREAS, as part of the comprehensive settlement, the Parties have negotiated a resolution of the assumption of certain Verizon Agreements and the cure of defaults thereunder, the rejection of certain other Verizon Agreements, and certain other matters relating to the provision of Services by Verizon to the Debtors after the Effective Date under the Assumed Verizon Agreements (as defined below) all on, and subject to, the terms and conditions set forth in this Agreement and the Assumed Verizon Agreements, as amended and modified by the terms of this Agreement.

            WHEREAS, such resolution, assumption of the Assumed Verizon Agreements and cure of defaults thereunder, and the rejection of the Rejected New York and Massachusetts Agreements (as defined below) are intended to be effected in connection with, and are contingent upon, confirmation and consummation of the Plan, all as described more fully below.

            WHEREAS, Leucadia has actively participated in the negotiations of, and has agreed to support, the proposed settlement and this Agreement upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the above recitals and mutual promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the Parties and Leucadia, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                  EFFECTIVENESS

            1. This Agreement is subject to the Bankruptcy Court's confirmation of a Plan that is filed in the Chapter 11 Cases by the Debtors and/or Leucadia, and shall become effective on the date that such Plan becomes effective according to its terms (such date, the "Effective Date"). Notwithstanding anything to the contrary contained in this Agreement, Verizon shall retain all rights with respect to the Plan, including without limitation the right to vote to reject or to object to the Plan (collectively, the "Plan Rights"), and to declare this Agreement void, if (a) the Plan does not incorporate the terms of this Agreement or (b) Verizon determines, in Verizon's discretion and judgment, that the Plan, the proposed order confirming the Plan (the "Confirmation Order"), and/or any Plan-related agreement or other Plan-related document, including without limitation any disclosure statement for the Plan (the Plan, the Confirmation Order, or any such other documents, a "Plan Document"), contains terms or provisions that are inconsistent with or contrary to this Agreement or otherwise are not acceptable to Verizon; and/or that, after the Effective Date, the Debtors are not to be structured, reorganized and managed in such a manner as to provide Verizon with sufficient assurance (in addition to the forms of assurance of payment provided for in Article V of this Agreement) of timely payment in full by the Debtors of all Post-Confirmation Verizon Charges (as defined below); provided, however, if it elects to do so, Verizon shall exercise any such Plan Rights and provide the Debtors and Leucadia with written notice of its exercise of such Plan Rights, on or prior to the fifteenth (15th) calendar day after the earlier of the date that
(x) the Plan Document that causes Verizon to exercise its Plan Rights is filed with the Bankruptcy Court (provided that a copy thereof is at the same time served on Verizon) or (y) a copy thereof is delivered to Verizon (such date that is fifteen (15) calendar days after the earlier of (x) or (y), the "Acceptance Deadline"); and, provided, further, however, that if after the Acceptance Deadline the Debtors modify or amend the Plan, any proposed Confirmation Order and/or any other Plan Document in any manner that, in Verizon's judgment, adversely affects Verizon (any such modification or amendment, an "Adverse Change"), then Verizon shall have the right to declare this Agreement null and void (and to exercise all other Plan Rights) by written notice provided to the Debtors and Leucadia within fifteen (15) calendar days after receiving notice of such Adverse Change. In addition, either Party and Leucadia each shall have the option, exercisable at any time after May 31, 2005, in its sole and absolute discretion, to declare this Agreement null and void if the

Effective Date has not occurred by such date. The Debtors shall file this Agreement with the Bankruptcy Court and seek the Bankruptcy Court's approval of the Agreement, as part of the Plan confirmation process, which prior approval shall be a condition precedent to the occurrence of the Effective Date.

                                   ARTICLE II

                   PROVISIONS REGARDING THE VERIZON AGREEMENTS

            2. As of the Effective Date, and subject to the payment to Verizon of the Cash Cure (as defined below), the Debtors shall be deemed to have assumed, pursuant to Section 365 of the Bankruptcy Code, all of the Verizon Agreements that are still in effect on the Effective Date and that (a) have not been rejected by an order of the Bankruptcy Court entered in the Chapter 11 Cases prior to the Effective Date or (b) are not Rejected New York and Massachusetts Agreements (as defined below) to be rejected by the Debtors pursuant to the terms of Paragraph 4 hereof (the assumed Verizon Agreements, as they may be amended or modified in accordance with the terms of this Agreement, as well as any new agreements that Verizon and the Debtors may enter on or after the Effective Date, the "Assumed Verizon Agreements"). All terms and conditions of the Assumed Verizon Agreements shall remain in full force and effect, without modification or amendment, except to the extent that (x) such Assumed Verizon Agreements are expressly modified or amended by this Agreement (and/or by amendments to such Verizon Agreements executed to implement or in furtherance of the terms of this Agreement), (y) the Debtors and Verizon may, from time to time, agree to any such modification or amendment of any or all of the Assumed Verizon Agreements, or (z) there are changes in applicable law that effect or require modification or amendment to any or all of the Assumed

Verizon Agreements. On or after the Effective Date, subject to the other provisions of this Agreement and the terms and conditions of the Assumed Verizon Agreements, as amended and modified by this Agreement or otherwise, Verizon shall continue to provide Services to the Debtors on, and subject to, the terms and conditions of the Assumed Verizon Agreements; provided, however, Verizon shall have the right to exercise all of its rights and remedies under the Assumed Verizon Agreements, this Agreement and applicable law, including without limitation the rights (i) to terminate any such Assumed Verizon Agreements, in accordance with their terms and applicable law, (ii) to exercise any rights provided in the Assumed Verizon Agreements with respect to changes in applicable law, and (iii) in accordance with the terms of this Agreement, the Assumed Verizon Agreements and applicable law, to cease providing any or all Services, in the event of any default under this Agreement or any of the Assumed Verizon Agreements by any of the Debtors from and after the Effective Date.

            3. The Debtors and Verizon agree to enter into such amendments to the Assumed Verizon Agreements as may be necessary to implement and give effect to the terms and provisions of this Agreement; provided, however, the failure of the Debtors and Verizon to reach an agreement on the amendments required by this Paragraph shall in no way affect the validity or other provisions of this Agreement. If at any time the Debtors replace any then-existing Assumed Verizon Agreement with a new interconnection agreement (the "Replacement Agreement"), the Parties agree that such Replacement Agreement shall include such provisions as may be necessary to implement and give effect to all the terms and provisions of this Agreement. Notwithstanding the foregoing, nothing set forth in this Agreement shall operate or be construed to operate to (x) extend or otherwise modify the duration of any of the Assumed Verizon Agreements or (y) waive, relinquish, constrain or otherwise alter any rights, remedies or obligations that the Parties may have under the change of law provisions set forth in the Assumed Verizon Agreements, or otherwise to assert that any provisions in one or more of the Assumed Verizon Agreements have been modified or amended by (or are otherwise not enforceable under) applicable law, all of which such rights, remedies and obligations are expressly reserved.

            4. As of the Effective Date, the Debtors shall be deemed to have rejected all Verizon Agreements (including without limitation any circuits), not previously rejected by order of the Bankruptcy Court entered in the Chapter 11 Cases prior to the Effective Date, for the provision of all Services by Verizon to the Debtors in the states of New York and Massachusetts (such agreements to be rejected are referred to collectively herein as the "Rejected New York and Massachusetts Agreements"), except for the contractual tariff arrangements between the Debtors and Verizon that relate to the provision by Verizon to the Debtors of the circuits identified on Attachment 2 hereto, as such Attachment may be updated, modified and/or amended by agreement of the Parties prior to the Effective Date (such contractual tariff arrangements, the "Assumed New York and Massachusetts Tariff Arrangements;" such circuits, the "Retained New York and Massachusetts Circuits"), which Assumed New York and Massachusetts Tariff Arrangements and Retained New York and Massachusetts Circuits shall be deemed assumed by the Debtors as of the Effective Date and shall be deemed to be Assumed Verizon Agreements. Notwithstanding anything to the contrary in this Agreement or in such Assumed New York and Massachusetts Tariff Arrangements, from and after the Effective Date, the Debtors shall use the Retained New York and Massachusetts Circuits solely for the provision of communications services other than local telecommunications services (such services, the "Non-Local Services") to approximately 400 end-user customers of the Debtors in New York and to approximately 80 end-user customers of the Debtors in Massachusetts, all of which are existing customers of the Debtors as of the Execution Date, and all of which (or Affiliates (as defined below) of one or more of which), as of the Execution Date, have offices for which the Debtors also provide Non-Local Services in one or more states other than New York or Massachusetts. The Debtors represent, warrant and agree (and Leucadia, as the intended principal or controlling shareholder of the Debtors from and after the Effective Date, also represents, warrants and agrees) that they do not have any present intention for the Debtors to provide any local telecommunications services to end-user customers in New York or Massachusetts on or after the Effective Date using any Services provided by Verizon, except as expressly provided (and for the period specified) in Paragraph 4(b) below.

            a. The Debtors represent, warrant and agree that they are no longer providing, as of the Execution Date, any local telecommunications services in Massachusetts using circuits purchased by the Debtors from Verizon and that, prior to the Effective Date, they will discontinue any long distance service using circuits purchased by the Debtors from Verizon to any end-user customers in Massachusetts other than the approximately 80 customers referred to in Paragraph 4 above.

            b. With respect to New York, except as otherwise provided in Paragraph 4 hereof in regard to the continued provision of Non-Local Services to approximately 400 existing customers of the Debtors in New York pursuant to the Assumed New York and Massachusetts Tariff Arrangements and the Retained New York and Massachusetts Circuits, the Debtors shall have until the date on which the Bankruptcy Court enters the Confirmation Order (the "Confirmation Date") to request the Bankruptcy Court's approval (contingent only on the receipt of any required regulatory approvals) of a purchase agreement (the "NY Purchase Agreement") with one or more licensed telecommunications carriers that is not an Affiliate (as defined below) of Leucadia or the Debtors (the "Buyer(s)") to transfer some or all of the Debtors' local and long-distance end-user customers in New York to such Buyer(s) (the "NY Transfer"), and shall have until ninety (90) calendar days after the Confirmation Date to consummate the NY Transfer (the "Transfer Deadline"). In such event, the Debtors shall pay (or arrange to Verizon's reasonable satisfaction for the Buyer(s) to pay) to Verizon, as and when due, all charges, as provided in the applicable Verizon tariffs or other Verizon Agreements, for any "cutovers" or other transition Services provided by Verizon to effect the NY Transfer, and Verizon shall reasonably cooperate in timely effectuating such transition. If (i) on or before the Confirmation Date, the Debtors have not filed a motion seeking the Bankruptcy Court's approval of an NY Purchase Agreement to effectuate the NY Transfer, or (ii) at any time thereafter the Debtors fail to obtain, or do not obtain by the Transfer Deadline, any and all necessary regulatory approvals of the NY Transfer or, for any other reason, the NY Purchase Agreement is terminated or the NY Transfer cannot be (or otherwise is not) consummated by the Transfer Deadline (any such event coming within clause (i) or (ii) of this sentence, a "Termination Event"), then the Debtors shall immediately begin to take all steps necessary and appropriate, consistent with their obligations under applicable state and federal law, to discontinue the provision of all telecommunications services (all such services provided by the Debtors in any state or other jurisdiction, "ATX Services") in New York (other than as otherwise provided in Paragraph 4 hereof in regard to the continued provision of Non-Local Services to approximately 400 existing customers of the Debtors in New York pursuant to the Assumed New York and Massachusetts Tariff Arrangements and the Retained New York and Massachusetts Circuits) including, without limitation, providing all requisite notices to their affected customers that such ATX Services will be discontinued (such actions, "Service Withdrawal," and all such telecommunications services to be discontinued by the Debtors in New York following a Termination Event, the "Terminated NY ATX Services"). The Debtors shall begin such process to discontinue the provision of Terminated NY ATX Services to end-user customers in New York immediately upon the occurrence of a Termination Event and shall, subject to all applicable regulatory requirements, complete such process within ninety (90) calendar days thereafter. Notwithstanding anything else in this Agreement to the contrary, the Debtors agree that if they effect a NY Transfer, the Debtors shall be prohibited from seeking to reacquire, as customers of the Debtors or of any Affiliate thereof, any of the end-user customers that were transferred to the Buyer(s) under the NY Transfer, through any purchase and/or sale transaction with the Buyer(s) (or with any Affiliate (as defined below) of the Buyer(s)) other than through a transaction in which the Debtors and such Buyer(s) effectuate a merger, or the Debtors or such Buyer(s) acquire all or substantially all of the equity or assets of the other (and in which the New York customer base does not represent a substantial part of such Buyer's(s') assets or business) which transaction otherwise complies with the terms of this Agreement.

            c. Leucadia and Verizon will reasonably cooperate in the Debtors' efforts to (x) consummate the NY Transfer, so long as no Termination Event shall have occurred, and (y) complete the Service Withdrawal, if a Termination Event shall have occurred. Notwithstanding anything else contained in this Agreement, including the rejection of the Rejected Massachusetts and New York Agreements, the terms of the Rejected Massachusetts and New York Agreements shall remain in full force and effect until the Debtors are able to completely transfer or discontinue services in such states in accordance with applicable law and the terms of this Agreement and, until such time, the Debtors shall continue to pay to Verizon all amounts due for all Services provided to the Debtors under the Rejected Massachusetts and New York Agreements, pursuant to the terms of the Rejected Massachusetts and New York Agreements and the Adequate Assurance Stipulation.

            5. As part of the settlement of the disputes embodied in this Agreement, the Debtors, Leucadia and Verizon agree as follows:

                  a. As of the Execution Date:

                        (i) Subject to the provisions of Paragraph 5(d) of this Agreement, the Debtors, for themselves and all of their current direct and indirect subsidiaries, parents, and other Affiliates (for purposes of this Agreement, the term "Affiliate" shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with, such entity), and all of their respective directors, officers, members, and employees (in their capacity as such), and their estates created under the Bankruptcy Code, and each of their respective predecessors, successors and assigns (collectively, the "Debtor Releasors"), release, forever discharge and covenant not to sue Verizon, all of its current and former subsidiaries, parents and other Affiliates, and all of its and their partners, officers, directors, employees, advisors, attorneys, agents, acting in their capacity as such, and all of its and their predecessors, successors, and assigns (collectively, the "Verizon Released Parties"), from and for any and all suits, claims, obligations, causes of action, debts, demands, grievances, charges, liabilities, liens, security interests, encumbrances, attorney fees, costs, expenses, remedies, interest and penalties of any nature whatsoever, whether in law or in equity, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising at any time prior to the Execution Date (including without limitation any and all claims arising under Chapter 5 of the Bankruptcy Code) that the Debtor Releasors may have against any Verizon

Released Parties (whether such cause of action is commenced by the Debtors or any other entity with or claiming to have the authority to bring such cause of action) relating directly or indirectly to the Debtors, the respective claims of Leucadia and Verizon against the Debtors and any claims of the Debtors (or their estates in bankruptcy) against Verizon, or the Debtors' Chapter 11 Cases;

                        (ii) Subject to the provisions of Paragraph 5(d) of this Agreement, Leucadia, for itself and all of its current direct and indirect subsidiaries, parents, and other Affiliates, and all of their respective directors, officers, members, and employees (in their capacity as such), and each of their respective predecessors, successors and assigns (collectively, the "Leucadia Releasors"), releases, forever discharges and covenants not to sue the Verizon Released Parties from and for any and all suits, claims, obligations, causes of action, debts, demands, grievances, charges, liabilities, liens, security interests, encumbrances, attorney fees, costs, expenses, remedies, interest and penalties of any nature whatsoever, whether in law or in equity, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising at any time prior to the Execution Date that the Leucadia Releasors may have against the Verizon Released Parties, relating directly or indirectly to the Debtors, the respective claims of Leucadia and Verizon against the Debtors and any claims of the Debtors (or their estates in bankruptcy) against Verizon, or the Debtors' Chapter 11 Cases; and

                        (iii) Subject to the provisions of Paragraphs 5(d) of this Agreement, Verizon, for itself and all of its current direct and indirect subsidiaries, parents, and other Affiliates, and all of their respective directors, officers, members, and employees (in their capacity as such), and each of their respective predecessors, successors and assigns (collectively, the "Verizon Releasors"), releases, forever discharges and covenants not to sue: (A) the Debtors, all of their current and former subsidiaries, parents and other Affiliates, and all of their partners, officers, directors, employees, advisors, attorneys, agents, acting in their capacity as such, and all of their predecessors, successors, and assigns (collectively, the "Debtor Released Parties"), and (B) Leucadia, all of its current and former subsidiaries, parents and other Affiliates, and all of its and their partners, officers, directors, employees, advisors, attorneys, and agents, acting in their capacity as such, and all of its and their predecessors, successors, and assigns (collectively, the "Leucadia Released Parties"), in the case of (A) and (B), from any and all suits, claims, obligations, causes of action, debts, demands, grievances, charges, liabilities, liens, security interests, encumbrances, attorney fees, costs, expenses, remedies, interest and penalties of any nature whatsoever, whether in law or in equity, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising at any time prior to the Execution Date that the Verizon Releasors may have against the Debtor Released Parties or the Leucadia Released Parties relating directly or indirectly to the Debtors, the respective claims of Leucadia and Verizon against the Debtors or any claim of the Debtors (or their estates in bankruptcy) against Verizon, or the Debtors' Chapter 11 Cases.

                        (iv) Each of the Debtors (on behalf of themselves and the Debtor Releasors), Leucadia (on behalf of itself and the Leucadia Releasors), and Verizon (on behalf of itself and the Verizon Releasors) expressly waive whatever rights he, she or it may have under any applicable law providing that a general release does not extend to claims that a party does not know or suspect to exist in his, her or its favor at the time of executing the release. Thus, notwithstanding any such law, and for the purpose of implementing the release and discharge of the Debtor Released Parties, the Leucadia Released Parties, and the Verizon Released Parties, to the full extent set forth in Paragraph 5(a) hereof, each of the Debtors (on behalf of themselves and the Debtor Releasors), Leucadia (on behalf of itself and the Leucadia Releasors), and Verizon (on behalf of itself and the Verizon Releasors) expressly acknowledges that such release is intended to include in its effect, without limitation, all claims (with respect to the matters specified in Paragraph 5(a) hereof) that such Party or Leucadia does not know or suspect to have arisen in his, her or its favor through the Execution Date, except as otherwise expressly preserved in this Agreement, and that such release contemplates the extinguishment of such claims.

            b. On or before the Effective Date: (i) the Debtors shall obtain and deliver to Verizon general releases, substantially in the form of Attachment 3 to this Agreement, with only such changes as are acceptable to Verizon, executed by each of the officers, directors and employees of the Debtors listed on Attachment 4 to this Agreement, releasing Verizon and each of the other Verizon Released Parties as and to the fullest extent provided in such releases.

            c. Notwithstanding any other provision of this Agreement to the contrary, Verizon hereby covenants and agrees that (a) it shall not object to or otherwise oppose (i) any waiver, release and/or covenant not to sue (in addition to those specified in Paragraph 5(a) hereof) given or deemed to be given, as part of the Plan, by the Debtors, Leucadia or anyone else, other than by Verizon or any Verizon Releasors, to any Debtor Released Parties, or (ii) any undertaking by the Debtors or Leucadia to indemnify and/or hold harmless any such Debtor Released Parties, and (b) the inclusion of such waiver, release, covenant not to sue and/or indemnification provision in the Plan shall not be a basis for Verizon to reject, terminate or declare this Agreement void pursuant to Paragraph 1 hereof.

            d. Notwithstanding anything to the contrary set forth in this Paragraph 5, nothing in this Agreement shall operate or be construed to operate to release (i) the Parties or

Leucadia of (x) any of their rights or obligations under this Agreement or under the Adequate Assurance Stipulation with respect to Services or ATX Services provided, or payments made for such Services or ATX Services, after the Petition Date or (y) with respect to any claims for Postpetition Verizon Charges (as such term is defined in the Adequate Assurance Stipulation) (or, for any other amounts due to any Affiliate of Verizon arising on or after the Petition Date) or for charges for ATX Services provided by the Debtors to Verizon on or after the Petition Date (including, without limitation, any such Postpetition Verizon Charges or any such post-petition charges of the Debtors that are disputed and remain subject to the dispute resolution process set forth in the Adequate Assurance Stipulation and the Assumed Verizon Agreements, as amended by the terms of this Agreement), or (ii) any claims (or defenses thereto), whether arising before, on or after the Petition Date, by Cellco Partnership d/b/a Verizon Wireless ("Verizon Wireless") against any of the Debtor Released Parties and/or the Leucadia Released Parties, or by any of the Debtor Released Parties and/or the Leucadia Released Parties against Verizon Wireless.

            e. As soon as practicable after the Effective Date, the Debtors and Verizon shall take such steps as are necessary to cause the dismissal with prejudice of the litigation currently pending in (1) the United States District Court for the District of Delaware styled Verizon Communications Inc., Verizon New Jersey Inc., Verizon Pennsylvania Inc., Verizon Delaware Inc., Verizon Virginia Inc., Verizon Maryland Inc., Verizon Washington, D.C., Inc., and Verizon New York Inc. v. ATX Communications, Inc., ATX Licensing Inc., CoreComm New Jersey Inc., CoreComm Virginia, Inc., ATX Telecommunications Services of Virginia, LLC, CoreComm Maryland, Inc., and CoreComm New York, Inc., Case No. 02-1374(SLR), and (2) the Superior Court Department of the Trial Court of the Commonwealth of Massachusetts, Suffolk County, styled CoreComm Massachusetts, Inc. v. Verizon New England d/b/a Verizon

Massachusetts, Civ. Act. No. 02-1082-E, with each side to bear its own costs and attorneys' fees. The Debtors further agree that they will not seek to reinstate their appeal, dismissed by the Superior Court of Pennsylvania, in the case styled ATX Communications, Inc. v. Verizon Services Corp., Case No. 1985 EDA 2003, and that they will therefore let stand without challenge the final judgment entered by the Court of Common Pleas, Montgomery County, Pennsylvania, in the case styled ATX Communications, Inc. v. Verizon Services Corp., Case No. 02-24313.

            f. Each of the Debtors, Verizon and Leucadia agrees that, except to the extent otherwise required by law or legal process, it shall not directly or indirectly, support, encourage, fund or cooperate with, nor encourage any person to support, encourage, fund or cooperate with, the commencement of any action or the assertion of any claim that is inconsistent with any of the foregoing releases, discharges and covenants not to sue.

            g. Notwithstanding anything contained herein to the contrary, each of the Debtors, Verizon and Leucadia hereby represents and warrants to the other two that (i) it has not transferred, assigned, conveyed, hypothecated or otherwise divested itself from all or any part of its claims being released under this Paragraph 5 of this Agreement, and (ii) to its knowledge, no entity or person other than it has any ownership interest or other form of interest in such claims.

                                   ARTICLE III
                     PROVISIONS ADDRESSING THE RESOLUTION OF
                    VERIZON'S PROOF OF CLAIM AND THE CURE OF
            PREPETITION DEFAULTS UNDER THE ASSUMED VERIZON AGREEMENTS

            6. Verizon's Proof of Claim shall be allowed in the Chapter 11 Cases in the reduced amount of $54,000,000.00 (the "Verizon Allowed Prepetition Claim") and the balance of Verizon's Proof of Claim shall be disallowed (except as otherwise provided in Paragraph 9 of this Agreement).

            7. On the Effective Date of the Plan, the Debtors will pay Verizon $16,500,000.00 in cash (the "Cash Cure"), as part of the agreed cure, under
Section 365 of the Bankruptcy Code, of the defaults under the Verizon Assumed Agreements for the period prior to the Petition Date. Such Cash Cure shall be delivered to Verizon by wire transfer no later than 4:00 p.m. prevailing Eastern Time on the Effective Date pursuant to the wire instructions provided or to be provided by Verizon in advance in writing. To the extent that the Debtors or Leucadia pay more than $500,000.00 (whether in cash or other form of currency, excluding setoff as set forth below), in cure of any prepetition defaults under any agreements to be assumed or otherwise, to any other incumbent local exchange carrier or other telecommunications provider, including but not limited to SBC Telecommunications, Inc. and/or any of its operating telephone companies (any such other carrier or provider, an "Other Carrier") (for purposes of this provision, SBC Telecommunications, Inc. and all of its operating telephone companies and other subsidiaries and Affiliates shall be treated as a single Other Carrier, such that cure payments to any or all such entities totaling, for all such entities, more than $500,000.00 shall cause this provision to be invoked), and such a cure payment represents a percentage of such Other

Carrier's allowed prepetition unsecured claim (the "Other Carrier's Unsecured Claim") that is greater than 16.5/54th of that Other Carrier's Unsecured Claim, the Debtors shall increase the amount of the Cash Cure to be paid to Verizon on the Effective Date by an amount equal to the amount in excess of $500,000.00 that is paid to such Other Carrier; provided, however, no setoff, under Section 553 of the Bankruptcy Code, by an Other Carrier of a mutual debt owing by it to the Debtors arising prior to the Petition Date against a claim by it against the Debtors arising prior to the Petition Date shall be taken into account in the calculation of the Other Carrier's Unsecured Claim or of the cure payment made to such Other Carrier in respect of the Other Carrier's Unsecured Claim.

            8. Subject to the provisions in Paragraph 9 of this Agreement, Verizon shall also be afforded a general unsecured claim under the Plan (the "Verizon Unsecured Prepetition Claim") against the Debtors on a consolidated basis (or which claim shall be allocated among the Debtors by mutual agreement of the Parties or order of the Bankruptcy Court (if the Parties cannot agree) if the Court does not confirm a Plan under which the Debtors' estates are substantively consolidated for purposes of distributions under the Plan) in the aggregate amount of $37,500,000.00, the difference between the amount of Verizon's Allowed Prepetition Claim ($54,000,000.00) and the amount of the Cash Cure ($16,500,000.00) (provided, however, if the Cash Cure paid to Verizon is increased beyond $16,500,000.00 in accordance with the last sentence of Paragraph 7 above, the amount of the Verizon Unsecured Prepetition Claim shall be decreased by an amount equal to such increase in the amount of the Cash
Cure). However, provided that Leucadia agrees under the Plan to waive its right to receive any distribution in respect of the Leucadia Claim (or in respect of any unsecured, prepetition, deficiency claim that Leucadia might have, but not in respect of Leucadia's post-petition claims arising under the

DIP Facility), other than equity (whether common or preferred) in the Debtors, Verizon agrees to waive its right to receive any distribution in respect of the Verizon Unsecured Prepetition Claim, unless and until the holders of general unsecured prepetition claims against the Debtors in any class under the Plan (other than any convenience class established under the Plan pursuant to Section 1122(b) of the Bankruptcy Code for allowed claims of, or reduced to, $5,000 or less per claim) (such class of unsecured creditors, other than any such convenience class, the "General Unsecured Creditors Class") have received distributions equal to at least fifteen percent (15%) of the allowed amount of such claims. Once the holders of claims in the General Unsecured Creditors Class have received distributions under the Plan equal to fifteen percent (15%) of the aggregate allowed amount of their allowed claims, Verizon shall be entitled to share in any additional distributions available for members of such class on a pro rata basis, taking into account the amount of the Verizon Unsecured Prepetition Claim.

            9. To the extent that the Debtors have rejected, or before the Effective Date reject, any circuits for Services or other Verizon Agreements, including without limitation the Rejected New York and Massachusetts Agreements, and for which rejection damages are not already included in the Proof of Claim (the "Verizon Rejected Agreements"), pursuant to Section 365 of the Bankruptcy Code or the Consent Order Pursuant to Bankruptcy Code Sections 365 and 105(a) and Bankruptcy Rule 6006 Establishing Procedures for the Rejection of Executory Contracts with Verizon Communications, Inc., SBC Telecommunications, Inc., Qwest Communications Corporation, Qwest Corporation, Time Warner Telcom Holdings, Inc. and Any of Their Respective Operating Subsidiaries or Affiliates entered on or about April 14, 2004 by the Bankruptcy Court in the Chapter 11 Cases, the amount of the Verizon Unsecured Prepetition Claim shall be increased by the amount of any early termination liability or other charges or damages arising out of the rejection of such Verizon Rejected Agreements, as such charges or damages shall be calculated pursuant to the Verizon Agreements and applicable law. To the extent that the Debtors have requested or request any "regrooming" in connection with, or Verizon is otherwise required to provide any additional Services as a result of, the rejection of any circuits or other Verizon Rejected Agreements, the Debtors shall pay to Verizon all charges associated therewith, as specified in the Verizon Agreements and consistent with applicable law, pursuant to the terms of this Agreement and the Adequate Assurance Stipulation.

                                   ARTICLE IV

                   PROVISIONS ADDRESSING POSTPETITION CHARGES

            10. The Debtors shall be responsible for, and shall timely pay in full, according to the terms set forth in the Adequate Assurance Stipulation, all amounts owed to Verizon for Services provided by Verizon, or otherwise arising under the Verizon Agreements, on or after the Petition Date up to (but not including) the Effective Date (the "Postpetition Period") (including, without limitation, as required by the Adequate Assurance Stipulation or as determined to be owing pursuant to any True-Up, as such term is defined in the Adequate Assurance Stipulation). All such amounts shall have the status and priority of allowed administrative expense claims in the Chapter 11 Cases of each of the Debtors, shall be secured by the Verizon Lien and Security Interest, and shall be entitled to all of the rights and remedies provided to administrative expenses under the Debtors' Plan and under Sections 503(b) and 507(b)(1) of the Bankruptcy Code; provided, however, Verizon shall not be required to file, in the Chapter 11 Cases, a request for payment of any such amounts pursuant to any applicable bar date for administrative expense claims that may be established in the Chapter 11 Cases (whether established by the Plan or otherwise) as a condition to allowance or payment thereof, and any failure by Verizon to do so shall not operate as a defense to or otherwise relieve the Debtors of their obligation to pay in full all such amounts. Each of the Parties shall comply with all of its obligations under the Adequate Assurance Stipulation.

            11. Except as expressly provided otherwise in this Agreement, the terms of the Adequate Assurance Stipulation shall continue to apply in full force and effect with respect to, and shall govern the rights of the Parties during, the Postpetition Period. Without limiting the generality of the foregoing, up to the Effective Date, the Debtors shall continue to make weekly (or bi-weekly, as applicable under the terms of the Adequate Assurance Stipulation) Prepayments (as defined in the Adequate Assurance Stipulation) for the Postpetition Verizon Charges (as defined in the Adequate Assurance Stipulation) incurred during the Postpetition Period (the "Chapter 11 Postpetition Verizon Charges") to Verizon, as and when due, and, except as expressly provided otherwise in this Agreement, the Parties shall comply with the reconciliation and other procedures set forth in the Adequate Assurance Stipulation, both in accordance with the terms of the Adequate Assurance Stipulation. The Parties shall have all of their respective rights and remedies, as provided under the Adequate Assurance Stipulation with respect to all Chapter 11 Postpetition Verizon Charges.

            12. After the Effective Date, and provided that effective as of the Effective Date the Debtors provide Verizon with all required Letters of Credit (as specified, defined and provided for in Paragraph 16 of this Agreement), Verizon shall, in accordance with the Stipulation Reconciliation Procedures employed under the Adequate Assurance Stipulation with respect to True-Ups, complete a final reconciliation (the "Verizon Reconciliation") of all

Prepayments and other payments made by the Debtors on or after the Petition Date in respect of all Chapter 11 Postpetition Verizon Charges (all such Prepayments and other payments from the Debtors, the "Postpetition Payments") against the difference between (a) all actual amounts billed by Verizon for all Chapter 11 Postpetition Verizon Charges or otherwise due to Verizon and (b) all actual amounts that were due and owing to be paid by Verizon to the Debtors for ATX Services rendered by the Debtors during the Postpetition Period (less any portion thereof that was paid by Verizon in cash in accordance with Paragraph 6 of the Adequate Assurance Stipulation) (the difference between (a) and (b), the "Total Net Verizon Postpetition Charges"). If on the Effective Date, however, the Debtors do not provide Verizon with all required Letters of Credit (as defined, specified and provided for in Paragraph 16 of this Agreement), Verizon shall continue, after the Effective Date, the periodic True-Ups pursuant to the Stipulation Reconciliation Provisions, and all provisions of the Adequate Assurance Stipulation with respect to the True-Ups shall remain in full force and effect, for all periods up to, but not including, the date on which the Debtors provide Verizon with all necessary Letters of Credit (such date, the "Subsequent Letter of Credit Posting Date"). In such event, Verizon shall, in accordance with the Stipulation Reconciliation Procedures employed under the Adequate Assurance Stipulation with respect to True-Ups, complete a final reconciliation (the "Post-Confirmation Verizon Reconciliation") of all Prepayments, Post-Effective Date Prepayments (as defined below), and/or other payments made by the Debtors on or after the Petition Date up to but not including the Subsequent Letter of Credit Posting Date in respect of all Chapter 11 Postpetition Verizon Charges and /or Post-Confirmation Verizon Charges (as defined below) incurred up to but not including the Subsequent Letter of Credit Posting Date (all such payments, the "Post-Petition/Pre-Letter of Credit Posting Payments") against the difference between (a) all actual amounts billed by Verizon or otherwise due to Verizon for all Chapter 11 Postpetition Verizon Charges or Post-Confirmation Verizon Charges (as defined below) incurred prior to the Subsequent Letter of Credit Posting Date and (b) all actual amounts that were due and owing to be paid by Verizon to the Debtors for services rendered by the Debtors during the Postpetition Period and/or the Post-Confirmation Period (as defined below) up to but not including the Subsequent Letter of Credit Posting Date (less any portion thereof that was paid by Verizon in cash in accordance with Paragraph 6 of the Adequate Assurance Stipulation) (the difference between (a) and (b), the "Total Net Verizon Post-Petition/Confirmation Charges"). Verizon shall use commercially reasonable efforts to complete the Verizon Reconciliation or the Post-Confirmation Verizon Reconciliation, as the case may be, within sixty (60) calendar days after, as applicable, the Effective Date (if the Debtors provide Verizon with all required Letters of Credit as of the Effective Date) or the Subsequent Letter of Credit Posting Date (if the Debtors do not provide Verizon with all required Letters of Credit until such date). Upon its completion of the Verizon Reconciliation or Post-Confirmation Verizon Reconciliation, Verizon shall deliver a notice of the results thereof to the Debtors (the "Final Reconciliation Notice"), in accordance with the provision for True-Up Notices, as defined and provided in the Adequate Assurance Stipulation.

            13. To the extent that the Final Reconciliation Notice shows that Verizon has received Postpetition Payments or Post-Petition/Pre-Letter of Credit Posting Payments from the Debtors in excess of, as applicable, the Total Net Verizon Postpetition Charges or Total Net Verizon Post-Petition/Confirmation Charges, Verizon shall credit any such excess payment against the next payments due from the Debtors to Verizon as provided under Article V of this Agreement. To the extent that the Final Reconciliation Notice shows that Verizon has received payments from the Debtors that are less than, as applicable, the Total Net Verizon Postpetition Charges or Total Net Verizon Post-Petition/Confirmation Charges, the Debtors shall wire transfer to Verizon the amount of such deficiency within five (5) business days after notice from Verizon of such underpayment (and, to the extent that such underpayments are for the Postpetition Period, Verizon shall have an allowed administrative claim for such amount, and shall be entitled, without limitation, to all the rights and remedies provided under Paragraph 10 of this Agreement and under the Adequate Assurance Stipulation). To the extent that the Debtors, in good faith, dispute any Chapter 11 Postpetition Verizon Charges, or the results of Final Reconciliation Notice (any such dispute shall be limited to the grounds permitted, and shall be made within the period set forth in the Adequate Assurance Stipulation, for the serving by the Debtors of a dispute of True-Up Notice, as defined therein), any such dispute(s) shall be governed by and resolved in accordance with, and the rights and remedies of Verizon and the Debtors in respect thereof shall be determined by, the Adequate Assurance Stipulation. To the extent, however, that the Debtors, in good faith, dispute any Post-Confirmation Verizon Charges, the provisions of this Agreement shall govern.

                                   ARTICLE V
                     PROVISIONS ADDRESSING VERIZON CHARGES
                   ARISING FROM AND AFTER THE EFFECTIVE DATE

            14. The Debtors shall be responsible for timely payment, in accordance with the provisions of this Agreement and the Verizon Agreements (as such Verizon Agreements may be modified and amended pursuant to this Agreement), of all charges billed by Verizon for any Services provided by Verizon, or otherwise arising under the Verizon Agreements (or any other applicable agreement, tariff, or law), from (and including) and after the Effective Date (all such charges, collectively, the "Post-Confirmation Verizon Charges"; all periods of time from, including, and after the Effective Date, the "Post-Confirmation Period," and all such payments the "Post-Confirmation Payments"). Verizon shall not be required to file in the Chapter 11 Cases any request for payment for any such Post-Confirmation Verizon Charges. The Debtors shall pay the Post-Confirmation Verizon Charges in accordance with the provisions of Paragraphs 15 and 16 below.

            15. Unless and until the Debtors provide all required Letters of Credit (as defined below), and with respect to all periods from and including the Effective Date through and including such date as the Debtors provide all such required Letters of Credit:

                  a. The Debtors shall continue to make a Prepayment (each such Prepayment, a "Post-Effective Date Prepayment") to Verizon on each Monday (or the first business day thereafter) of each week starting on the first Monday (or the first business day thereafter) on or after the Effective Date, in the amount of $1,261,504.00 (the Prepayment Amount as of the Execution Date, as such amount has been and may be adjusted in accordance with the terms of the Adequate Assurance Stipulation), which Post-Effective Date Prepayment shall represent an advance payment for the estimated Post-Confirmation Verizon Charges for one week of Services rendered by Verizon during the Post-Confirmation Period.

                  b. All provisions of the Adequate Assurance Stipulation with respect to Prepayments (including, without limitation, any provisions relating to possible adjustments in the amount thereof) and the True-Ups relating thereto shall remain in full force and effect, except as such provisions may be modified by Paragraph 15(c) or any other applicable provision of this Agreement. Without limiting the generality of the foregoing, subject to the provisions of Paragraph 15(c) of this Agreement, the Verizon Lien and Security Interest (in both all AR Verizon Collateral and all Additional Collateral, as such terms are defined in the Adequate

Assurance Stipulation) shall continue after the Effective Date (and, to the extent necessary for such continuation, the Debtors hereby grant to Verizon the Verizon Lien and Security Interest) to secure the payment in full of all Post-Confirmation Verizon Charges, to the same extent and with the same priority, force and effect as set forth in the Adequate Assurance Stipulation. Without limiting the generality of the foregoing, the Verizon Lien and Security Interest shall have priority over any lien or security interest granted to Leucadia to secure the repayment of any bankruptcy exit financing it may provide to the Debtors or any other amounts claimed by Leucadia. At Verizon's election, the Debtors shall execute such security agreements and/or other documents as Verizon may reasonably request to more fully document the Verizon Lien and Security Interest. Verizon may, at its sole option, file or record or cause the Debtors to execute, file and/or record, at the Debtors' expense, such UCC financing statements, notices of liens or security interests or liens, or other documents, as Verizon may reasonably require. The Debtors shall promptly reimburse Verizon for all reasonable attorneys' fees and costs incurred by it to further memorialize and perfect the Verizon Lien and Security Interest.

            c. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Date, (a) the provisions in Paragraph 13 of the Adequate Assurance Stipulation providing for a "Carve-Out" for certain professional fees and expenses incurred during the Chapter 11 Cases shall not apply to the Verizon Lien and Security Interest to the extent that the Verizon Lien and Security Interest secures Verizon's claims for Post-Confirmation Verizon Charges, and (b) the provisions in Paragraph 7 of the Adequate Assurance Stipulation providing for resolution of disputes by the Bankruptcy Court shall not apply with respect to disputes over Post-Confirmation Verizon Charges and, instead, the resolution of any such disputes shall be governed by Paragraph 16 of this Agreement.

            16. On the Effective Date or at any time thereafter, the Debtors may elect to provide Verizon with irrevocable standby letters of credit (as more fully described below, the "Letters of Credit") to secure the payment in full of all Post-Confirmation Verizon Charges; provided, however, once the Debtors make such election, it shall be irreversible. The following provisions shall apply to the Letters of Credit and to Post-Confirmation Verizon Charges incurred after the Debtors have issued all required Letters of Credit:

                  a. Such Letters of Credit shall be in a form, and shall be issued by a bank or other financial institution, acceptable to Verizon, which acceptance shall not be unreasonably withheld. There shall be a separate Letter of Credit, issued by the applicable Debtor(s) and for the benefit of (and naming as the beneficiary thereof) the applicable Verizon entit(ies), with respect to each state and territory of the United States of America and The District of Columbia (each, a "Jurisdiction") in which the Debtors are using Services provided by Verizon and securing the payment in full of all Post-Confirmation Verizon Charges for such Services.

                  b. Each Letter of Credit shall initially be in an amount equal to three times the average of the monthly Chapter 11 Postpetition Verizon Charges and/or Post-Confirmation Verizon Charges billed in or with respect to the applicable Jurisdiction in the last three (3) calendar months, prior to the calendar month in which the Letter of Credit is issued, for which there is substantially complete billing information, which average shall not take into account (a) any credit for overbillings or disputes relating to Chapter 11 Postpetition Verizon Charges and/or Post-Confirmation Verizon Charges, which overbillings or disputes were resolved in favor of the Debtors, with respect to calendar months prior to the three calendar months at issue, or (b) any delayed billings by Verizon relating to any calendar month prior to the three calendar months at issue (the "Excluded Credits and Billings"). Each Letter of Credit shall remain in this amount (but subject to the dollar amount readjustment provisions set forth in the fifth sentence of this Paragraph 16(b)) unless and until the applicable Debtor(s) have paid all Post-Letter of Credit Verizon Charges (as defined below), as and when due, billed in or with respect to the applicable Jurisdiction, in full, for twelve (12) consecutive months, in accordance with the provisions of Paragraph 16c below, after which time ATX shall have the right to reduce the amount of the Letter of Credit to an amount (but such amount shall be subject to the dollar amount readjustment provisions set forth in the fifth sentence of this Paragraph 16(b)) equal to twice the average of the monthly Post-Letter of Credit Verizon Charges billed in or with respect to the applicable Jurisdiction in the last three calendar months, prior to the month in which the Letter of Credit is to be reduced, for which there is substantially complete billing information, which average shall not take into account any Excluded Credits and Billings. If the applicable Debtor(s) thereafter pay, for an additional six (6) consecutive months, all Post-Letter of Credit Verizon Charges in full, as and when due, in accordance with the provisions of Paragraph 16(c) below, billed in or with respect to the applicable Jurisdiction, ATX shall have the right to reduce the amount of the Letter of Credit to an amount (but such amount shall be subject to the dollar amount readjustment provisions set forth in the fifth sentence of this Paragraph 16(b)) equal to the average monthly Post-Letter of Credit Verizon Charges billed in or with respect to the applicable Jurisdiction in the last three calendar months, prior to the month in which the Letter of Credit is to be reduced, for which there is substantially complete billing information, which average shall not take into account the Excluded Credits and Billings (a "One Month Letter of Credit"). The One Month Letter of Credit shall thereafter remain in place indefinitely (but subject to the dollar amount readjustment provisions set forth in the fifth sentence of this

Paragraph 16(b)) unless and until Verizon, in its sole and absolute discretion, notifies the Debtors that it will no longer require any Letter of Credit in the applicable Jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, (a) regardless of whether a Letter of Credit is pegged at three times the average monthly billings, two times the average monthly billings, or one time the average monthly billings for Post-Letter of Credit Verizon Charges (or, as and to the extent applicable, Post-Confirmation Verizon Charges or Chapter 11 Post-Petition Charges), the dollar amount thereof shall be subject to review by Verizon and the Debtors at the end of every calendar quarter, and, in the event that the average monthly billings in the most recent three months (for which there is substantially complete billing information) issued by Verizon in or with respect to the applicable Jurisdiction, without taking into account any Excluded Credits and Billings, are at least (i) ten percent (10%) more, or (ii) ten percent (10%) less, than the average monthly billings that were used to calculate the dollar amount of the then-existing applicable Letter of Credit, that Letter of Credit shall be adjusted so that the amount thereof reflects, as applicable, three times, two times or equal to the average monthly charges for Verizon Services billed in the most recent three months for which there is substantially complete billing information. No pending dispute by the Debtors of any Post-Letter of Credit Verizon Charges (or, as applicable, Post-Confirmation Verizon Charges or Chapter 11 Post-Petition Charges) billed by Verizon shall reduce the required amount of any Letter of Credit, but all resolved disputes shall be factored into that calculation. If, after the Letter of Credit Issuance Date, the Debtors acquire or begin operations (for which they use any Services) in a Jurisdiction in which the Debtors were not, as of the Letter of Credit Issuance Date (as defined below), operating (using any such Services) (the "New Jurisdiction"), the applicable Debtor(s) shall be required, within five (5) calendar days after they acquire or commence such operations, to provide the applicable Verizon entit(ies) with a Letter of Credit for such Services in an amount equal to (x) the average monthly charges for Verizon Services billed on account of the acquired operations in the most recent three months for which there is substantially complete billing information (based on the billings of the predecessor service provider), or (y) the estimated average monthly charges for Verizon Services, as reasonably projected by Verizon, to be incurred by the Debtors in the New Jurisdiction in the first three months after the commencement of operations, multiplied by (z) the number of calendar months used to calculate the amount of any Letter of Credit then in effect in the Jurisdiction in which the Post-Confirmation Verizon Charges to the Debtors were the highest during the immediately preceding three month period, to secure the payment in full of those Post-Confirmation Verizon Charges incurred in or with respect to the New Jurisdiction. Thereafter, the provisions and timeframes for the potential reduction in the amount of this Letter of Credit set forth in this Paragraph shall apply to such Letter of Credit.

            c. The Debtors shall provide ten (10) business days notice to Verizon in advance of any election by them to issue Letters of Credit. From and after the date that the Debtors issue all the required Letters of Credit (whether the Effective Date or the Subsequent Letter of Credit Posting Date, the "Letter of Credit Issuance Date") (provided that the Letters of Credit remain in effect): (i) the Debtors shall no longer be required to make Post-Effective Date Prepayments (the final Reconciliation Period with respect to Post-Confirmation Verizon Charges shall be deemed to have ended on the day before the Letter of Credit Issuance Date), (ii) upon the Letter of Credit Issuance Date, and provided all Post-Effective Date Prepayments have been made and the Debtors are not in default of any payment obligation under this Agreement (or under any Assumed Verizon Agreement), the Verizon Lien and Security Interest shall be deemed terminated and released (and Verizon shall file such UCC lien termination statements, notices and other documents, as the Debtors reasonably may request, provided that the Debtors pay all reasonable fees and costs incurred by Verizon to effect such filings), and (iii) Verizon shall perform the final True-Up as set forth in Paragraphs 12 and 13 of this Agreement, and the Verizon Lien and Security Interest shall not extend to any Post-Confirmation Verizon Charges incurred on or after the Letters of Credit Issuance Date ("Post-Letter of Credit Verizon Charges"). Instead, except as otherwise expressly provided in Paragraph 16(d) of this Agreement, the Debtors shall be required to pay, as and when due in accordance with the terms of the applicable Assumed Verizon Agreement(s), as modified and amended by this Agreement, all such Post-Letter of Credit Verizon Charges billed by Verizon, regardless of whether the Debtors have disputed, or intend to dispute, any such Post-Letter of Credit Verizon Charges; provided, however, if, in or with respect to any particular Jurisdiction, (a) Verizon's billings in any calendar month (the "Applicable Month") for Post-Letter of Credit Verizon Charges exceed by more than ten percent (10%) the average of Verizon's monthly billings in or with respect to that same Jurisdiction for Post-Confirmation Verizon Charges and/or Post-Letter of Credit Verizon Charges in the prior three calendar months (except to the extent that such increase in Verizon's billings is caused by the Debtor's acquisition of additional operations or increase in circuits in such state; to that extent, this proviso shall have no applicability), and (b) the Debtors dispute, in good faith and in a timely manner, more than ten percent (10%) of Verizon's billings in the Applicable Month, then the Debtors may, at their option, pay into escrow, rather than to Verizon, that amount of Verizon's billings in the Applicable Month that the Debtors dispute in excess of ten percent (10%) of Verizon's billings that month (the "Escrow Amount"). The Debtors (x) shall deliver the Escrow Amount, as and when the Debtors would otherwise be required to pay such amount to Verizon under the terms of the relevant Assumed Verizon Agreement as amended and modified under the terms of this Agreement, to such bank or other escrow holder as may be agreed upon by Verizon and the Debtors (the "Escrow Agent"), which shall deposit such Escrow Amount into a segregated, interest bearing account that shall be denominated as an escrow account and that shall be governed by an escrow agreement containing standard terms and conditions (the "Escrow Account"), and (y) shall provide Verizon, at the time they so deliver the Escrow Amount, with written notification of the delivery of the Escrow Amount to the Escrow Agent. The Debtors shall be responsible for the payment of all fees and charges of the Escrow Agent. The Debtors shall, on a monthly basis, pay all Post-Letter of Credit Verizon Charges billed by Verizon in or with respect to any Jurisdiction other than the Escrow Amount, if any, directly to Verizon, as and when such payments are due in accordance with the terms of the applicable Assumed Verizon Agreement as modified and amended by this Agreement, regardless of whether the Debtor dispute any such Post-Letter of Credit Verizon Charges.

                  d. Notwithstanding anything to the contrary contained in this Agreement, to the extent that in or with respect to any particular Jurisdiction,
(a) Verizon's billings in any Applicable Month for Post-Letter of Credit Verizon Charges exceed by more than fifty percent (50%) the average of Verizon's monthly billings in or with respect to that same Jurisdiction for Post-Confirmation Verizon Charges and/or Post-Letter of Credit Verizon Charges in the prior three calendar months (those billings that so exceed by more than fifty percent (50%) such average, the "Excess Amount") (except to the extent that such increase in Verizon's billings is caused by the Debtor's acquisition of additional operations or increase in circuits in such state; to that extent, this Paragraph 16(d) shall have no applicability), and (b) the

Debtors dispute, in good faith and in a timely manner, more than ten percent (10%) of those Verizon billings in the Applicable Month, the Debtors shall not be required to pay, and may elect not to pay, such portion of the Excess Amount that the Debtors so timely and in good faith dispute, either directly to Verizon or into the Escrow Account, until such time as the dispute is waived or resolved in Verizon's favor, at which time the Debtors shall be required to pay that portion of the disputed charges so resolved in Verizon's favor or as to which the dispute has been waived to Verizon, as provided in Paragraph 16(f) of this Agreement.

                  e. To the extent that the Debtors dispute any Post-Letter of Credit Verizon Charges (whether the Debtors have made payment directly to Verizon or, in accordance with Paragraph 16(c) of this Agreement, into an Escrow Account, or, in accordance with Paragraph 16(d) of this Agreement, have not made payment of the charges at all), the Debtors shall file any such billing dispute (in accordance with, and subject to (i) the notice requirements specified in, the Assumed Verizon Agreement(s) pursuant to which the Services were purchased,
(ii) Verizon's normal operational process as its relates to wholesale customer claim submissions, and (iii) applicable law), together with adequate details sufficient to allow Verizon to review the dispute, within ninety (90) calendar days after the date of the invoice that is disputed. If the Debtors fail to do so within such period, they will be deemed to have forever waived any such possible dispute. In the event that the Debtors timely file a billing dispute, but Verizon denies the billing dispute in whole or in part, the Debtors shall be required, within twenty (20) calendar days after that date of written notice from Verizon that Verizon has denied the dispute in whole or in part, to provide written notification to Verizon that the Debtors wish to escalate the billing dispute in whole or in part (or that portion of the billing dispute that was denied shall be deemed waived), in which case the billing dispute, or the portion of such dispute as to which escalation was requested, shall be escalated to the level of Vice Presidents within each of the Debtors and Verizon. If the Debtors fail to do so within such period, they will be deemed to have forever waived any such possible dispute. If the Debtors and Verizon have been unable to resolve the billing dispute within thirty (30) calendar days after notice has been given of escalation to the Vice-Presidential level, either Party may submit the dispute to binding commercial arbitration by a single arbitrator, experienced in the telecommunications industry, under the rules of the American Arbitration Association. Resolution of all disputes other than billing disputes with respect to Post-Letter of Credit Verizon Charges shall be governed by the provisions of the applicable Assumed Verizon Agreements and/or applicable law.

                  f. If and to the extent that a timely-filed billing dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the Debtors elected (in accordance with Paragraph 16(c) of this Agreement) to deposit the disputed amount into the Escrow Account is resolved in the Debtors' favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)), cash equal to the amount of the dispute so resolved in the Debtors' favor shall be returned to the Debtors, together with all interest actually earned thereon, from the Escrow Account. On the other hand, if and to the extent that a timely-filed dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the Debtors elected (in accordance with Paragraph 16(c) of this Agreement) to deposit the disputed amount into the Escrow Account is resolved in Verizon's favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)), or is waived by the Debtors, cash equal to the amount of the disputes that are resolved in Verizon's favor or are waived by the Debtors shall be delivered to Verizon, together with all interest actually earned thereon, from the Escrow Account. If and to the extent that a timely-filed dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the Debtors paid the disputed amount directly to Verizon is resolved in the Debtors' favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)), the amount of the dispute so resolved in the Debtors' favor, together with all late payment charges that, had the dispute been resolved in Verizon's favor and the Debtors had not paid the disputed amounts to Verizon, otherwise would have been payable to Verizon under the terms of this Agreement, at the rate set forth in the applicable Assumed Verizon Agreement in the Jurisdiction in which the Services giving rise to the billing dispute were provided, shall constitute a credit against the next payment due from the Debtors to Verizon in the applicable Jurisdiction for Post-Letter of Credit Verizon Charges. On the other hand, if and to the extent that a timely-filed dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the Debtors paid the disputed amount directly to Verizon is resolved in Verizon's favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)) or is waived by the Debtors, Verizon shall be entitled to retain the amount of the dispute so resolved in Verizon's favor and any interest or income earned thereon. If and to the extent that a timely-filed billing dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the Debtors elected (in accordance with Paragraph 16(d) of this Agreement) not to pay the disputed amount, either directly to Verizon or into escrow, is resolved in the Debtors' favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)), the Debtors shall be entitled to retain the amount of the dispute so resolved in the Debtors' favor and any interest or income earned thereon. On the other hand, if and to the extent that a timely-filed billing dispute by the Debtors of Post-Letter of Credit Verizon Charges with respect to which the

Debtors elected (in accordance with Paragraph 16(d) of this Agreement) not to pay the disputed amount, either directly to Verizon or into escrow, is resolved in Verizon's favor (whether by agreement of the Parties or through an arbitration award (or by a court or agency of competent jurisdiction)) or is waived by the Debtors, the Debtors shall, within five (5) business days after such resolution or waiver, pay to Verizon the amount of the disputed charges so resolved in Verizon's favor or as to which the Debtors have waived the dispute, together with all applicable late payment charges (accruing, from the date the charges would otherwise have been payable to Verizon under the terms of this Agreement through the date of payment, at the rate set forth in the applicable Assumed Verizon Agreement in the Jurisdiction which the Services giving rise to the billing dispute were provided).

                  g. Verizon may (but is not obligated to) draw on any Letter of Credit, to obtain any amounts due for Post-Confirmation Verizon Charges payable by the applicable Debtor(s) that are not paid as and when due, within the time period for payment thereof, either to Verizon or into the Escrow Account. If at any time Verizon draws on a Letter of Credit, upon request by Verizon, the Debtors shall provide a replacement Letter of Credit in like amount, or restore the drawn Letter of Credit. Verizon's right to draw on the Letters of Credit shall in no way relieve the Debtors from their obligation to comply in full with the requirements of the Assumed Verizon Agreements or any other applicable agreement, tariff or law, including without limitation the Debtors' obligation to pay as and when due all Post-Confirmation Verizon Charges. Neither the provisions of the Letters of Credit, nor any of the provisions of this Agreement (including without limitation the grant of the Verizon Lien and Security Interest in accordance with and subject to the terms of this Agreement) shall in any way limit or restrict Verizon's right, at any time, to demand and receive additional security or adequate assurance of payment from the Debtors for Post-Confirmation Verizon Charges in the event that, from or after the Effective Date, adverse changes in the Debtors' payment history or financial condition occur.

                                   ARTICLE VI

                                  MISCELLANEOUS

            17. No waiver, amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Parties and Leucadia. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No prior drafts of this Agreement, or any negotiations regarding the terms contained in these drafts, shall be admissible in any court to vary or interpret the terms of this Agreement, the Parties and Leucadia having agreed that this Agreement, together with the Plan, constitutes the final expression of their agreement and, unless otherwise specified herein, supersedes all prior written and oral understandings regarding the terms of this Agreement. In the event of any inconsistency between the terms of this Agreement and any provisions of the Plan, this Agreement shall control.

            18. The Parties and Leucadia have had the opportunity to be represented by counsel in their negotiations of the terms of this Agreement, and therefore no provisions of this Agreement shall be construed against any Party or Leucadia on the theory that such Party or Leucadia drafted such provision.

            19. This Agreement was negotiated to compromise and settle competing claims and disputes between the Parties, and neither this Agreement nor anything set forth herein shall operate or be deemed or construed to operate as any sort of admission or concession of liability or wrongdoing on the part of the Debtors or Verizon, or any agreement, admission or concession by the Debtors or Verizon as to the validity of any position advanced by the other in connection with the pending litigation between the Parties or any other matter. Neither this Agreement nor any part of it may be used by a Party or Leucadia in any way against the other except in an action to enforce or seek damages against the other Party or Leucadia for breach of this Agreement.

            20. In the event that this Agreement is terminated in accordance with its terms for any reason prior to the Effective Date, or is not approved by the Bankruptcy Court, then this Agreement and the rights and obligations of the Parties and Leucadia as set forth hereunder shall be deemed null and void, and the Parties and Leucadia shall be deemed returned to the status quo ante, to the positions they held at the time this Agreement was executed, as if this Agreement had never been signed.

            21. This Agreement is for the benefit of and shall be binding upon the Parties and Leucadia, and each of their respective successors and assigns, including, without limitation, with respect to the releases, rights, benefits, undertakings, obligations, representations, restrictions, and covenants as and to the extent set forth in Paragraph 5 hereof, each and all of the entities and persons specified in such Paragraph 5. Without limiting the generality of the foregoing, all of the obligations, restrictions and covenants undertaken by the Debtors under this Agreement, including without limitation those set forth in Paragraphs 15 and 16 hereof, shall also apply fully to any direct or indirect subsidiary, parent or other Affiliate of the Debtors, whether now in existence or hereinafter formed, and shall also apply (as and to the same extent such obligations, restrictions and covenants apply or applied to the Debtors) to any successor-in-interest to the Debtors that succeeds to the Debtors' contract rights vis-a-vis Verizon, whether via assignment, sale, merger, or other transaction (and if the successor-in-interest is so succeeding to the Debtors' contract rights, the Debtors shall ensure that any such assignment, sale, merger or other transaction agreement shall so provide); provided, however, that this Paragraph shall not apply to an entity that is an Affiliate of the Debtors only because it is an Affiliate of Leucadia, unless, subsequent to the Effective Date, (A) such Leucadia Affiliate has received from any of the Debtors, via sale, assignment, or other similar mechanism (other than a transfer arising from a carrier change requested by the end-user customer(s) in the normal course), a transfer (with respect to one or more locations) of one or more end-user customers as to which (i) within six (6) months prior to the transfer, any of the Debtors provided the end-user customer(s) ATX Services through the use of Services furnished by Verizon, and (ii) after the transfer, the Leucadia Affiliate serves such customer(s) at the same location(s) through the same services or facilities that were provided by Verizon prior to such transfer, or
(B) such Leucadia Affiliate purchases services or facilities from Verizon and resells them to the Debtors for use by one or more end-user customers (at one or more locations) as to which within six months prior to the start of the reselling, any of the Debtors provided the end-user customer(s) at the same location(s) with any ATX Services through the use of Services furnished by Verizon; in the case of either (A) or (B), the obligations, restrictions and covenants undertaken by the Debtors under this Agreement (including without limitation those set forth in Paragraph 15 and 16 hereof) shall also apply to such Leucadia Affiliate, but only with respect to the customer location(s) so transferred or provisioned by resale and, for such customer location(s), only with respect to the Post-Confirmation Verizon Charges provided to allow the Leucadia Affiliate to provide services or facilities to such customer(s). Nothing in this Agreement shall be construed to create any rights in, or grant any cause of action to, any other person other than the Debtors, Verizon, or Leucadia (except to the extent set forth in Paragraph 5 hereof).

            22. This Agreement shall be governed by and construed in accordance with the laws of the state of New York (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any Jurisdiction other than the state of New York).

            23. Except as expressly provided otherwise in this Agreement, all notices under this Agreement shall be delivered by overnight delivery service, facsimile transmission, courier service, e-mail, or messenger to the persons at the addresses set forth below (or to such other person(s) or addresses as a Party or Leucadia may specify from time to time by notice to all other Parties and Leucadia in writing):

If to Verizon:

            William G. Cummings
            Director - Special Assets - Wholesale
            1095 Avenue of the Americas
            35th Floor, Room 3531
            New York, NY 10036
            Facsimile:  (212) 302-9177
            Email:  William.G.Cummings@verizon.com

            Jack H. White, Jr.
            Vice President and Associate General Counsel
            1515 N. Court House Road, Suite 500
            Arlington, VA 22201
            Facsimile:  (703) 351-3664
            Email:  Jack H.White@verizon.com

     With copy to:

            Philip D. Anker, Esq.
            Elisabetta G. Gasparini, Esq.
            Wilmer Cutler Pickering Hale and Dorr LLP
            399 Park Avenue
            New York, New York 10022
            Facsimile:  (212) 230-8888
            Email:   Philip.Anker@wilmerhale.com
                     Elisabetta.Gasparini@wilmerhale.com

If to the Debtors or the Debtors:

            Paul V. Shalhoub, Esq.
            Daniel C. McElhinney, Esq.
            Willkie Farr & Gallagher LLP
            787 Seventh Avenue
            New York, NY 10019
            Facsimile:  (212) 728-8111
            Email:   pshalhoub@willkie.com
                     dmcelhinney@willkie.com

     With a copy to:

            General Counsel/Legal Department
            ATX Communications, Inc.

            2100 Renaissance Blvd.
            King of Prussia, PA 19406
            Facsimile:  (610) 755 - 3315

If to Leucadia:

            Jeffrey C. Krause, Esq.
            Eric D. Goldberg, Esq.
            Stutman Treister & Glatt, P.C.
            1901 Avenue of the Stars, 12th Floor
            Los Angeles, CA 90067
            Facsimile:  (310) 228-5788
            Email:      jkrause@stutman.com
                        egoldberg@stutman.com

     With a copy to:

            David Larsen
            Leucadia National Corporation
            25 G Street
            Salt Lake City, UT 84103
            Facsimile:  (801) 524-6053
            Email:  dlarsen@leucadia-slc.com

            24. The Parties and Leucadia shall execute such additional documents and take such other actions as may be reasonably required to effectuate this Agreement.

            25. This Agreement, together with the Adequate Assurance Stipulation and the Assumed Verizon Agreements (as they may be amended in accordance herewith), constitutes the entire agreement between and/or among the Parties and Leucadia with respect to the subject matters addressed herein, and supersedes any prior or contemporaneous agreement, undertaking or representation concerning the subject matter hereof, whether oral or in writing. Neither this Agreement nor any provision contained herein may be waived, amended or modified by any Party or Leucadia unless such waiver, amendment or modification is in writing, dated and signed by all Parties and Leucadia.

            26. This Agreement may be executed simultaneously in any number of counterparts, any of which may be transmitted by facsimile, and each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

            27. Each of the undersigned representatives of each Party and Leucadia represents that he or she is authorized to execute this Agreement on behalf of such Party or Leucadia (and those Affiliates of such Party and Leucadia that it controls).

                          [SIGNATURES ON SEPARATE PAGE]

Dated:  January 25, 2005

                                         FOR THE ENTITIES WITHIN THE DEFINITION
                                         OF VERIZON:

                                         By: /s/ Sherry Hessenthaler
                                             -----------------------------------
                                         Name: Sherry Hessenthaler
                                         Title: Vice President - Finance
                                         1717 Arch Street, 47th Floor
                                         Philadelphia, PA 19103

                                         FOR EACH OF THE DEBTORS (EXCEPT
                                         MEGSINET INTERNET, INC.)

                                         By: /s/ Thomas J. Gravina
                                             -----------------------------------
                                         Name: Thomas J. Gravina
                                         Title: Chief Executive Officer
                                         ATX Communications, Inc.
                                         2100 Renaissance Boulevard
                                         King of Prussia, PA 19406

                                         FOR MEGSINET INTERNET, INC.

                                         By: CoreComm Internet Group, Inc.
                                         By: /s/ Thomas J. Gravina
                                             -----------------------------------
                                         Name: Thomas J. Gravina
                                         Title: Chief Executive Officer
                                         ATX Communications, Inc.
                                         2100 Renaissance Boulevard
                                         King of Prussia, PA 19406

                                         FOR LEUCADIA:

                                                 /s/ David Larsen
                                         ---------------------------------------
                                         Name: David Larsen
                                         Title:
                                         Leucadia National Corporation
                                         25 G Street
                                         Salt Lake City, UT 84103

                                       47